UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported) - January 19, 2005

IMCOR PHARMACEUTICAL CO.

(Exact name as specified in its charter)

NEVADA	0-23553	62-1742885
(State or other jurisdiction of	(Commission	(IRS Employer
Incorporation or organization)	File Number)	Identification No.)

6175 Lusk Boulevard
San Diego, CA	92101
(Address of principal executive offices)	(Zip Code)

(858) 410-5601

(Registrants' telephone number, including area code)

(Former name or former address, if changed since last report)

Item 4.01 CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.

The Company filed a Form 8-K on January 24, 2005 under Item 4.01 which announced its auditors’ intention not to stand for reelection as auditors for fiscal year 2005. This Form 8-K/A is being filed as a result of the completion of the auditors’ work on March 31, 2005 and their official resignation as auditors of the Company. No other changes are being made to the Form 8-K filed on January 24, 2005.

Moss Adams LLP, independent certified public accountants, audited the financial statements for the Company for the year ended December 31, 2003. On January 19, 2005 Moss Adams LLP advised the Company that it would not be standing for re-election for the 2005 fiscal year. Moss Adams LLP completed its audit of the Company’s December 31, 2004 financial statements. The Company has engaged Peterson & Co., LLP on March 17, 2005 as its independent certified public accountants for the 2005 fiscal year. The decision to engage Peterson & Co., LLP was approved by the Company’s Audit Committee.

Moss Adams LLP had no disagreements with the Company or its Audit Committee on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to Moss Adams LLP’s satisfaction, would have caused Moss Adams LLP to make reference in connection with its opinion to the subject matter of the disagreement. The Company’s principal accountants’ reports on the financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope, or accounting principles, except for uncertainty regarding the Company’s ability to continue as a going concern.

As previously disclosed in our quarterly report on Form 10-QSB/A for the quarter ended September 30, 2004, Moss Adams LLP advised us that they observed certain reportable conditions and material weaknesses in the design or operations of our internal controls that, in their judgment, could adversely affect our ability to record, process, summarize and report financial data consistent with the assertions of management in the financial statements. The Company has authorized Moss Adams LLP to respond fully to any inquiries of Peterson & Co., LLP concerning these matters.

The reportable conditions noted were that our financial statement close process was not performed in a timely manner, leading to delays and adjustments in reconciling recurring and non-recurring balances and transactions, and could result in material contracts and transactions being improperly omitted or incorrectly disclosed.  In addition, Moss Adams LLP stated that our use of Quickbooks accounting software, while itself not a reportable condition, when coupled with the lack of adequate internal controls could lead to situations in which errors or irregularities may not be discovered in a timely manner or a risk that users of the software could modify historical data.

The material weaknesses noted were that our accounting and reporting processes were not completed on a timely basis (in part due to the absence of a full-time on-site chief financial officer); the small size of our accounting staff results in inadequate segregation of duties; our limited number of financial and accounting personnel make it difficult to create a backup knowledge base enabling personnel to fill in if there is an absence of one individual;  and our policies and procedures relating to cash disbursements, cash handling, cash receipts and reconciliation should have greater segregation of duties to mitigate the risk of fraud or financial statement misstatement.

Moss Adams LLP recommended taking steps to alleviate understaffing in our accounting department to improve the timeliness of financial reporting and enable appropriate segregation of duties.  Additionally, Moss Adams LLP recommended that we require management to assess and report annually on the effectiveness of internal controls.

The Company and our Audit Committee are committed to remediating the reportable conditions and material weakness.  Our Form 10-KSB for the year ended December 31, 2004 describes the steps we have taken to address these matters. We do not expect to be able to fully implement all remediation until the Company has sufficient additional financing.  Although certain matters may not be fully remediated, we believe appropriate mitigating factors are in place to reduce the likelihood of material misstatements or improper disclosure.

In compliance with Item 304 of Regulation S-K, Moss Adams LLP has provided the Company with a letter addressed to the Commission. A copy of that letter is attached hereto as Exhibit 16.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits.

Exhibit 16    Letter to Commission from Moss Adams LLP.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed by the undersigned hereunto duly authorized.

IMCOR PHARMACEUTICAL CO.

Date: March 31, 2005	By:	/s/ Taffy J. Williams
Taffy J. Williams, Ph.D.
President and Chief Executive Officer